UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

           ----------------------------------------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITEIS ACT OF 1933

                                APO Health, Inc.
          -------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)
          -------------------------------------------------------------

          -------------------------------------------------------------
              2006 PROFESSIONAL/CONSULTANT STOCK COMPENSATION PLAN
          -------------------------------------------------------------
                              (Full Title of Plan)

                  NEVADA                                  86-0871787
-------------------------------------------    ---------------------------------
    (State or other jurisdiction of            (IRS Employer Identification No.)
     incorporation or organization)

                               3950 Oceanside Road
                            Oceanside, New York 11575
     -----------------------------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (800) 365-2839
                                 --------------
          (Telephone number, including area code, of agent for service)

              Copies to:     The Sourlis Law Firm
                           Virginia K. Sourlis, Esq.,
                                  The Galleria
                                 2 Bridge Avenue
                               Red Bank, NJ 07701
                                 (732) 530-9007
                               Fax (732) 530-9008
                               www.SourlisLaw.com

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                         CALCULATION OF REGISTRATION FEE
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
---------------------------------------------------------------------------------------------------------------------
  Title of each class of         Amount to be        Proposed maximum      Proposed maximum          Amount of
     securities to be           registered(2)       offering price per    aggregate offering      registration fee
        registered                                       share(1)              price(1)
---------------------------   -------------------   --------------------  --------------------  ---------------------
       Common Stock               7,500,000                $0.02               $150,000                $16.05
                              -------------------   --------------------  --------------------  ---------------------

      (1) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purposes of calculating the registration fee based on the closing sales price ($0.02) of our Common Stock on April 5, 2006, a date within five (5) days prior to the date of filing of this registration statement, as reported by the OTC Electronic Bulletin Board.

      (2) This Registration Statement shall also cover any additional shares of Common Stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

                                EXPLANATORY NOTE
                                ----------------

This Registration Statement on Form S-8 relates to the issuance of up to 7,500,000 shares of common stock pursuant to the 2006 Professional/Consultant Stock Compensation Plan of APO Health, Inc.

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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
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Item 3. Incorporation of Documents by Reference.
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The documents listed in (1) through (5) below are incorporated by reference in this registration statement. All documents subsequently filed by APO Health, Inc. pursuant to Section 13(a), 13(c), 14 and 14(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

      1.    Annual Report on Form 10-K for the year ended September 30, 2005;

      2. The Registrant's quarterly report on Form 10-Q for the quarter ended December 31, 2005, filed with the Commission by the Registrant on February 22, 2006;

      3. The Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission by the Registrant on August 19, 2005;

      4. The Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission by the Registrant on May 23, 2005; and

      5. The description of the Registrant's common stock is incorporated by reference to the Registrant's Registration Statement on Form 10-SB, as amended (File No. 000-30074), initially filed with the Securities and Exchange Commission on February 19, 1999.

Item 4. Description of Securities.
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No response is required under this item.

Item 5. Interests of Named Experts and Counsel.
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No response is required under this item.


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

Item 6. Indemnification of Directors and Officers.
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Nevada corporations are authorized to indemnify against liability any person who is a party to any legal proceeding because such person is a director or officer of the corporation. The officer or director must act in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe the conduct was unlawful. Nevada law does not allow indemnification for an act or omission that involves intentional misconduct or a knowing violation of a law. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. Indemnification is required if a director or officer has been successful on the merits.

The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.

Our articles of incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

Item 7. Exemption from Registration Claimed.
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No response is required under this item.

Item 8. Exhibits.
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See the Exhibit Index at end of this Registration Statement Description

Item 9. Undertakings.
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      (1)   The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (b) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to
            Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.


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

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                                   SIGNATURES
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Pursuant to the requirements of the Securities Act of 1933, as amended, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 6th day of April, 2006.


                                 APO HEALTH, INC.


                                 By: /s/ DR. JAN STAHL
                                     -------------------------------------------
                                     DR. JAN STAHL
                                     Chairman, Chief Executive Officer, Acting
                                     Chief, Financial Officer, Principal
                                     Accounting Officer and Secretary


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:


/s/ DR. JAN STAHL                                                  April 6, 2006
--------------------------
DR. JAN STAHL                   President, CEO
                                (Principal Executive Officer)
                                and Director


/s/ Kenneth Leventhal                                              April 6, 2006
--------------------------
Kenneth Leventhal               Director



                                  EXHIBIT INDEX

Exhibit No.                                 Description
-----------                                 -----------

      4.1 APO Health, Inc. 2006 Professional/Consultant Stock Compensation Plan, dated April 6, 2006

      5.1 Opinion and Consent of Virginia K. Sourlis, Esq. regarding the legality of the securities being registered by the Registrant.

      23.1 Consent of Linder & Linder, independent registered public accounting firm.


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